EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for First Quarter of Fiscal 2007

(January 16, 2007) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR), a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the first quarter of fiscal 2007 ended December 1, 2006.

First quarter revenues for fiscal 2007 were $4.8 million, resulting in a net loss of ($962,000) or $(0.08) per share. This compares to revenues of $5.0 million for the first quarter of fiscal 2006 and a net loss of ($643,000) or $(0.05) per share. The eighteen (18) month backlog on December 1, 2006, was $11.2 million. The total backlog at quarter end was $19.9 million. Bookings for the first quarter of fiscal 2007 were $4.8 million compared to $9.0 million for the same period in fiscal 2006.

Robert Placek, Chairman and CEO of Wegener Corporation, stated, “As we have previously reported, the conversion of new business opportunities into firm orders depends on the availability of next generation products with MPEG-4 and DVB S2 technologies. We are extremely focused on completion of these products to drive sales. While orders booked in the first quarter of fiscal 2007 were improved over the fourth quarter of fiscal 2006, an increased order rate is required to return to profitability. As previously disclosed in our fourth quarter fiscal 2006 press release, we continue to expect an operating loss for the second quarter of fiscal 2007.”

“Developing new business is a high priority for our sales team,” stated Ned L. Mountain, President of WEGENER. “The new Unity 550 MPEG-4 satellite receiver is expected to be ready for shipments later in the fiscal year. In addition, we have seen significant interest for the SMD 515 IPTV set top box with its support for both MPEG-4 and HDTV within several of our markets. The MPEG-4 technology that is being developed for the set top box will be useful throughout our product lines.”

WEGENER recently renewed its distribution agreement with Mega Hertz for products addressing the U.S. cable market, and also announced a new distribution agreement with Simac Broadcast B.V. for distribution of media products on a worldwide basis. In addition, Horizon Broadcast Network purchased WEGENER’s complete iPump Solution to allow regionalization of its national radio broadcast networks.

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. Eastern Time on January 17, 2007. To join the conference call, dial 866-713-8562 or 617-597-5310, and enter participant code 77708947. Wegener Corporation intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding future sales, income and cash flows. Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2007 and beyond, and success of the Company’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake any obligation to update any forward-looking statements.

(Table to follow)

________________________________________
CONTACT:
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer
Wegener Corporation
(770) 814-4000
FAX (770) 623-9648
info@wegener.com
________________________________________

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	December 1,	September 1,
	2006	2006
Assets	(Unaudited)

Current assets
Cash and cash equivalents	$1,569	$959
Accounts receivable	1,852	1,780
Inventories	4,034	3,858
Other	120	233

Total current assets	7,575	6,830

Property and equipment, net	2,261	2,288
Capitalized software costs, net	1,203	1,230
Other assets	728	780

	$11,767	$11,128

Liabilities and Shareholders' Equity

Current liabilities
Accounts payable	$2,656	$1,526
Accrued expenses	3,224	3,263
Customer deposits	1,773	1,265

Total current liabilities	7,653	6,054

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,579,051 and 12,579,051 shares
respectively, issued and outstanding	126	126
Additional paid-in capital	19,926	19,924
Deficit	(15,938)	(14,976)

Total shareholders’ equity	4,114	5,074

	$11,767	$11,128

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended

	December 1,	December 2,
	2006	2005

Revenue	$4,783	$4,985

Loss before income taxes	(962)	(643)

Income tax benefit	-	-

Net loss	$(962)	$(643)

Net loss per share
Basic	$(0.08)	$(0.05)
Diluted	$(0.08)	$(0.05)

Shares used in per share calculation
Basic	12,579	12,579
Diluted	12,579	12,579